Exhibit 10.5

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 4, 2006, by and between UICI, a Delaware corporation ("UICI" or the "Company") and Mark Hauptman (the "Executive") and shall be effective as of the Effective Time (as defined below). If the Effective Time does not occur, this Agreement shall be VOID AB INITIO and of no further force and effect. Certain capitalized terms used herein are defined in Section 24.

     WHEREAS, as of the date hereof, the Executive serves in the position set forth on EXHIBIT A, attached hereto and made a part hereof;

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated September 15, 2005 (the "Merger Agreement") by and among Premium Finance LLC, a Delaware limited liability company, Mulberry Finance Co., Inc., a Delaware corporation, DLJMB IV First Merger LLC, a Delaware limited liability company, Premium Acquisition, Inc., a Delaware corporation ("Merger Co 1"), Mulberry Acquisition, Inc., a Delaware corporation ("Merger Co 2"), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation ("Merger Co 3," and, together with Merger Co 1 and Merger Co 2, the "Merger Cos") and the Company, pursuant to which each of the Merger Cos will be merged into the Company (the "Merger") at the effective time, as defined in Section 1.3 of the Merger Agreement (the "Effective Time");

     WHEREAS, the Executive is knowledgeable and experienced in certain aspects of the Company's business and the Company believes that it benefits from the application of the Executive's particular and unique skill, experience and background to the management and operation of the Company and its Subsidiaries, and that the Executive has made and will continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company and its Subsidiaries;

     WHEREAS, the Executive has performed and continues to perform services for the Company as an employee;

     WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company;

     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of Executive's employment with the Company; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

     1. EMPLOYMENT. Effective as of the Effective Time, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, upon the terms and conditions set forth herein. The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation those relating to the Company's
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Code of Professional Conduct, the treatment of confidential information and avoidance of conflicts; PROVIDED, HOWEVER, that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, the terms of this Agreement shall control. The Executive shall serve as an officer and/or an employee of any Subsidiary, as may be requested from time to time by the Reporting Person (as such term is defined in Section 3(a) below) and without any additional compensation, unless otherwise determined by the Reporting Person. In addition, the Executive's service as an officer and/or an employee of any Subsidiary will be encompassed within any reference made in this Agreement to employment by the Company. If the Executive serves as an officer and/or an employee of any Subsidiary, any payment or provision of benefits to the Executive by such Subsidiary shall fulfill the Company's obligation to make such payment or provide such benefits pursuant to the terms of this Agreement.

     2. TERM. Subject to earlier termination of the Executive's employment as provided under Section 9, the Executive's employment shall be for an initial term commencing at the Effective Time (the "Commencement Date") and ending on the second anniversary of the Effective Time (the "Initial Employment Term"); PROVIDED, HOWEVER, that at the end of the Initial Employment Term and on each succeeding anniversary of the Commencement Date, the employment of the Executive will be automatically continued upon the terms and conditions set forth herein for one additional year (each, a "Renewal Term"), unless either party to this Agreement gives the other party written notice (in accordance with Section 18) of such party's intention to terminate this Agreement and the employment of the Executive at least 90 days prior to the end of such initial or extended term. For purposes of this Agreement, the Initial Employment Term and any Renewal Term shall collectively be referred to as the "Employment Term."

     3. POSITION AND DUTIES OF THE EXECUTIVE.

          (a) The Executive shall serve in the position set forth on EXHIBIT A and shall report directly to the position set forth on EXHIBIT A attached hereto (the "Reporting Person"). The Executive shall have such duties, responsibilities and authority commensurate with the Executive's position and such related duties and responsibilities, as from time to time may be assigned to the Executive by the Reporting Person. In addition, the Executive will be subject to, and will act in substantial accordance with, all reasonable lawful instructions and directions of the Board and all applicable reasonable policies and rules thereof as are consistent with the above position, duties, responsibilities and authority.

          (b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during vacations (as set forth in Section 7 hereof) and authorized leave, devote substantially all of his normal business working time and his best efforts, full attention and energies to the business of the Company, the performance of the Executive's duties hereunder and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board or any committee thereof, the Reporting Person or any committee or person delegated by the Reporting Person, in each case, within the framework of the Company's policies and objectives.

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          (c) During the Employment Term and provided that such activities do not either (i) contravene the provisions of Section 3(a), 3(b), 12 or 13 hereof or (ii) materially interfere with the performance of the Executive's duties hereunder, the Executive may continue to serve as a member of the governing board of the governmental, educational, charitable or other community affairs organizations set forth on EXHIBIT A attached hereto. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

     4. COMPENSATION.

          (a) BASE SALARY. During the Employment Term, the Company shall pay to the Executive a base salary of not less than the amount set forth on EXHIBIT A attached hereto per annum (the "Base Salary"), which is an amount not less than the Executive's Base Salary immediately prior to the Commencement Date. The Executive's Base Salary may be increased (but not decreased) from time to time by the Committee in its sole discretion, payable at the times and in the manner consistent with the Company's general policies regarding compensation of executive employees. Such Base Salary shall be reviewed by the Board or an authorized committee of the Board at least annually for purposes of evaluating an increase in Executive's Base Salary.

          (b) CASH INCENTIVE COMPENSATION. With respect to each fiscal year of the Company, all or part of which is contained in the Employment Term, the Executive will be eligible to participate in the Company's annual management incentive program or arrangement approved by the Board (or any authorized committee thereof) or any successor program or plan thereto or thereunder on terms and conditions no less favorable to the Executive than those available to similarly situated executives of the Company, with a target bonus opportunity of the percentage of the Base Salary set forth on EXHIBIT A attached hereto (the "Target Bonus Percentage") and a maximum bonus opportunity of not less than the percentage of the Base Salary set forth on EXHIBIT A attached hereto (the "Annual Bonus Percentage"). The Board (or any authorized committee thereof) shall have the authority to establish performance metrics and such other terms and conditions of the annual management incentive program pursuant to which such bonuses may be earned.

          (c) EQUITY COMPENSATION. The Executive will be eligible to participate in the Company's MOP and Bonus Programs and any other incentive, equity-based and deferred compensation plans and programs or arrangements as may be determined by the Board or any successor programs or plans thereto or thereunder. Subject to final approval by the Board on and after the Effective Time, the Committee will, effective as of the Commencement Date, award Option Rights (the "Initial Grant"), which Initial Grant will be awarded in three (3) tranches, will vest and otherwise be subject to the provisions set forth in the Executive's Non-Qualified Stock Option Agreement to be entered into pursuant to the MOP.

               (i) Shares of the Company's Class A-1 common stock acquired on exercise of any Stock Option will be subject to the terms and conditions of the Stockholders' Agreement. The Company and the Executive acknowledge that they will agree to provide the Company with the right to require the Executive and other executives of the Company to waive any registration rights with regard

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          to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the Executive's and the other executives' loss of liquidity.

          (d) SUCCESS BONUS AWARD PLAN. The Executive will be entitled to receive the amount of $2,533,113 in accordance with the terms of the Company's Success Bonus Plan, effective as of September 14, 2005, which will be paid at the times and in the manner as provided in the Success Bonus Plan.

     5. EMPLOYEE BENEFITS. In addition to the compensation described in Section 4, the Executive shall be eligible to participate in the employee benefit plans and programs, and to receive perquisites, provided from time to time to similarly situated executives of the Company and its Subsidiaries generally.

     6. EXPENSES. The Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with the Executive's performance of the Executive's duties on behalf of the Company and its Subsidiaries in accordance with the expense policy of the Company applicable to similarly situated executives of the Company and its Subsidiaries generally.

     7. VACATION. The Executive shall be entitled to a number of days of vacation per year in accordance with the Company's policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally. Subject to the Company's policies, the duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.

     8. INVESTMENT.

          (a) The Executive agrees that at the Effective Time, any equity awards granted to the Executive prior to the Effective Time, which continue to be outstanding as of the Effective Time, will be treated in the manner set forth herein:

               (i) each Common Share that is issued and outstanding and beneficially owned by the Executive immediately prior to the Effective Time, as identified on EXHIBIT A attached hereto, if any, will remain outstanding, will be renamed and redesignated as Class A-1 common stock of the Company and will be subject to the terms and conditions of the Stockholders Agreement; and

               (ii) each outstanding stock option held by the Executive immediately prior to the Effective Time, as identified on EXHIBIT A attached hereto (a "Company Stock Option"), shall, as of the Effective Time, vest in full (to the extent not vested as of the Effective Time) and shall be converted, if necessary, into stock options of the Company to purchase shares of the Company's Class A-1 Common Stock (a "Rollover Option") in a manner that preserves the Spread, pursuant to the rules promulgated under Treasury Regulation Section 1.424-1(a), and to the extent possible, the per-share exercise price of each Rollover Option will be decreased, and such decrease, if any, will be done (A) in a manner to comply with Code Section 409A (and the regulations thereunder), (B) to not

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          otherwise create a current taxable event for the Executive as a result of such conversion and (C) subject to the terms and conditions of the Stockholders Agreement.

          (b) Notwithstanding anything herein to the contrary, all Company Stock Options converted pursuant to Section 8(a)(ii) above and all investments made by the Executive (as set forth on EXHIBIT A attached hereto, if any) in Class A-1 Common Stock in connection with the transactions contemplated by the Merger Agreement ("Purchased Shares") will be fully vested at the Effective Time, and all Purchased Shares and Class A-1 Common Stock of the Company held by the Executive pursuant to the exercise of Company Stock Options will be subject to the terms and conditions of the Stockholders Agreement.

          (c) At the Effective Time, the Executive will invest cash in the amount set forth on EXHIBIT A in shares of Class A-1 Common Stock of the Company, at a purchase price of $37.00 per share, pursuant to the terms of a Subscription Agreement between the Company and the Executive, and Executive acknowledges that such shares of Class A-1 Common Stock will be subject to the terms and conditions of the Stockholders Agreement.

     9. TERMINATION.

          (a) TERMINATION OF EMPLOYMENT BY UICI OR THE COMPANY. The Executive's employment hereunder may be terminated by the Company, UICI or any of its Subsidiaries that employ the Executive for any reason or no reason (including with or without Cause or notification by the Company or UICI at any time during the Employment Term pursuant to Section 2 that the Company or UICI intends to terminate the Agreement and the Executive's employment, rather than allow the Agreement to renew automatically) by written notice as provided in Section 18. If the Company or UICI terminates the Executive's employment with Cause, all of the Executive's Option Rights, whether or not vested, will be immediately forfeited. Stock Options, if any, held by the Executive following termination of the Executive's employment with the Company, UICI or any of its Subsidiaries, shall remain exercisable in accordance with their terms.

          (b) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate the Executive's employment with or without Good Reason at any time by notice to the Company as provided in Section 18. Upon the Executive's termination without Good Reason, (i) any unvested portions of the Initial Grant will be immediately forfeited and (ii) all of the Executive's vested Stock Options, if any, shall remain exercisable in accordance with their terms.

          (c) BENEFITS PERIOD. Subject to Section 10 and any benefit continuation requirements of applicable laws, in the event the Executive's employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned but unpaid through such date.

          (d) CALL RIGHT. Upon termination of the Executive's employment with the Company, UICI or any of its Subsidiaries for any reason prior to an IPO, the Company or UICI

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will have the right to purchase (the "Call Right") any of the Executive's shares of UICI's Class A-1 common stock in accordance with the terms and conditions of the Stockholders Agreement.

          (e) RESIGNATION FROM ALL POSITIONS. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds with the Company, UICI, its Subsidiaries and any of their affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

     10. TERMINATION PAYMENTS AND BENEFITS. If, during the Employment Term, the Executive's employment hereunder is terminated by the Company without Cause (and other than by reason of the Executive's death or Disability), or the Executive terminates his employment for Good Reason, subject to (i) the Executive execution and non-revocation of a release of claims against the Company, substantially in the form attached hereto as EXHIBIT B attached hereto, (ii) the terms of Section 14 and (iii) the Executive's continued compliance with the covenants of Sections 12 and 13, during the Payment Period, then in such case the Company shall be obligated to pay to the Executive such payments and make available to the Executive such benefits as are set forth in this Section 10 during the Payment Period.

          (a) SALARY CONTINUATION. The Executive will be entitled to receive an amount equal to the sum of: (i) two (2) times the Executive's Base Salary in effect at the time of termination of employment and (ii) two (2) times an amount equal to the product of (A) the Executive's Base Salary in effect at the time of termination of employment and (B) the Executive's Target Bonus Percentage for the year of the Executive's termination of employment, or if the Target Bonus Percentage has not been set for such year as of the date of termination of employment, the Target Bonus Percentage for the immediately preceding year (the sum of (i) and (ii), the "Termination Payments"), such amount to be payable in equal installments payable over the Payment Period. Termination Payments shall be paid to the Executive in accordance with the Company's regular payroll schedule for the duration of the Payment Period. In the event that the Executive dies while any Termination Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive's death, to the Executive's beneficiary as named on the Executive's ESOP beneficiary forms, or, if no such beneficiary is so named, then to the Executive's estate, in the form of a lump sum cash payment equal to the remaining Termination Payments.

          (b) BONUS ENTITLEMENT. To the extent the Executive's termination of employment occurs after the last day of the first quarter of an applicable Company fiscal year, the Executive will be entitled to receive a pro rata portion of the Executive's Target Bonus Percentage (based on the number of days the Executive was employed with the Company during such fiscal year of termination divided by 365), which amount shall be payable over the Payment Period; PROVIDED, HOWEVER, that, if the Target Bonus Percentage has not been set for the year in

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which the date of termination occurs, the Executive's Target Bonus Percentage for purpose of this Section 10(b) shall be the Executive's Target Bonus Percentage for the year immediately preceding the year in which the Executive's employment is terminated hereunder.

          (c) EQUITY COMPENSATION. To the extent not previously vested, cancelled or expired, the Executive will vest in the Executive's Initial Grant and any other grant of Option Rights in accordance with their terms, which, along with Executive's Rollover Options will remain exercisable in accordance with their terms.

          (d) WELFARE BENEFITS. During the Payment Period, the Company shall maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such welfare benefits shall be provided to the Executive on the same terms and conditions under which the Executive was entitled to participate immediately prior to his termination of employment, including any applicable employee contributions.

          (e) Any payments under this Section 10 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.

          (f) NO OBLIGATION TO MITIGATE. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

     11. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 11 and EXHIBIT C attached hereto) or distribution by the Company, its Subsidiaries or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment") (subject to Paragraph 7 of EXHIBIT C attached hereto with respect to any transaction other than Merger); provided, however, that no Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the

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execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (1) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (2) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The obligations set forth in this
Section 11 will be subject to the procedural provisions described in EXHIBIT C attached hereto.

     12. CONFIDENTIALITY.

          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries ("Confidential Information"), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality under this Section 12 shall survive termination of the Executive's employment with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by lawful service of process, subpoena, court order, law or the rules of regulations of any regulatory body to which he is subject to make disclosure (after providing to the Company a copy of the documents seeking disclosure of such information and giving the Company prompt notice upon receipt of such documents and prior to their disclosure). All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company's business that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of the Executive's employment. The Executive's obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

          (b) Except in the ordinary course of the Company's business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any

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abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of the Executive's employment with the Company, the Executive will return to the Company any such documents or other property of the Company any of its Subsidiaries or affiliates which are in the possession, custody or control of the Executive.

          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company's business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.

     13. COVENANT NOT TO COMPETE; COVENANT NOT TO SOLICIT. For a period commencing on the Commencement Date and for a period ending two (2) years after the termination of the Executive's employment with the Company for any reason (the "Restricted Period"), including termination for Cause or the Executive's voluntary resignation without Good Reason, the Executive acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:

          (a) engage in any activity that can be reasonably expected to result in a competitive harm to the Company or any of the Company's Subsidiaries or affiliates (collectively, the "Company Group") in any region of the United States in which the business of the Company Group is being conducted; or

          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive's termination of employment or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.

          (c) Executive's ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this
Section 13.

          (d) The Executive acknowledges and agrees that a violation of the foregoing provisions of Section 12 or Section 13 would result in material detriment to the Company would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned

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parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.

     14. COMPLIANCE WITH SECTION 409A OF THE CODE. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with
Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit owed or due to the Executive under this Agreement is subject to Section 409A of the Code, it shall be paid in a manner that complies with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the "409A Guidance"). Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the 409A Guidance).

     15. PRIOR AGREEMENT. As of the Effective Time, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof including, without limitation, the Term Sheet dated as of September 14, 2005. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

     16. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     17. SUCCESSORS AND BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services, by agreement in form and substance satisfactory to the Executive (and any such successor, the "Successor"), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that to the extent the Executive is offered and accepts comparable employment with such Successor, the Executive will not be entitled to receive any severance/termination compensation payments and benefits, as provided pursuant to the terms and conditions of Section 10 or otherwise under this Agreement, from UICI in connection with such acquisition/transaction with the Successor. To the extent the Executive does not accept an offer of comparable employment from such Successor on terms and conditions set forth in this Agreement, any non-acceptance of employment will be treated as a

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voluntary termination of employment without Good Reason by the Executive in accordance with the provisions of this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     18. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

     20. INDEMNIFICATION. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his

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legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company, and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. The Executive's rights under this Section 20 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

     21. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

     22. SURVIVAL OF PROVISIONS. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16 and 22 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

     23. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

     24. DEFINED TERMS.

          (a) "409A Guidance" has the meaning specified in Section 14.

          (b) "Agreement" has the meaning specified in the introductory paragraph herein.

          (c) "Annual Bonus Percentage" has the meaning specified in Section
4(b).

          (d) "Base Salary" has the meaning specified in Section 4(a).

          (e) "Board" means the Board of Directors of the Company.

          (f) "Bonus Programs" means the Company's "BOB II" Big Opportunity Bash Bonus Program, adopted August 15, 2002; the Company's Special Total Ownership Plan 2004, effective February 20, 2004; the HMI Employee Bonus Program, effective October 8, 2004; the

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

Company's Special Total Ownership Plan, effective March 3, 2006; and the UGA Employee Long Term Bonus Program effective June 25, 2004.

          (g) "Call Right" has the meaning specified in Section 9(d).

          (h) "Cause" means the occurrence of any of the following:

               (i) the Executive commits an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or Subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or NOLO CONTENDERE to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or the Executive's ability to perform the duties required under this Agreement;

               (ii) the Executive commits a material breach of any of the covenants in this Agreement or the Stockholders Agreement, which breach has not been remedied within 30 days of the delivery to the Executive by the Board of written notice of the facts constituting the breach, and which breach if not cured, would have a material adverse effect on the Company; or

               (iii) the Executive habitually and willfully neglects his obligations under this Agreement or the Executive's duties as an employee of the Company.

          (i) "Code" means the Internal Revenue Code of 1986, as amended.

          (j) "Commencement Date" has the meaning specified in Section 2.

          (k) "Committee" means the Executive Compensation Committee of the
Board.

          (l) "Common Shares" means shares of common stock of the Company, par value $.01 per share.

          (m) "Company" has the meaning specified in the introductory paragraph of this Agreement.

          (n) "Company Group" has the meaning specified in Section 13(a).

          (o) "Company Stock Option" has the meaning specified in Section 8(a)(ii).

          (p) "Confidential Information" has the meaning specified in Section
12.

          (q) "Controlling Interest" in an entity will mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity.

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

          (r) "Disability" shall mean the Executive's incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least 26 consecutive weeks or an aggregate period in excess of 26 weeks in any one fiscal year, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties; PROVIDED, HOWEVER, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive's Disability shall be subject to the certification of a qualified medical doctor selected by the Company or its insurers and acceptable to the Executive or, in the event of the Executive's incapacity to accept a doctor, the Executive's legal representative.

          (s) "Effective Time" has the meaning specified in the second recital of this Agreement.

          (t) "Employment Term" has the meaning specified in Section 2.

          (u) "ESOP" means the Company's Amended and Restated Employee Stock Ownership Plan.

          (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (w) "Excise Tax" has the meaning specified in Section 11.

          (x) "Executive" has the meaning specified in the introductory paragraph of this Agreement.

          (y) "Good Reason" means termination of employment by the Executive with written notice to the Company within 90 days following the occurrence, without the Executive's consent, of any the following events (after failure of the Company to cure in thirty (30) days):

               (i) the reduction of the Executive's position from that of a senior executive level position with the Company;

               (ii) a decrease in the Executive's Base Salary or Target Bonus Percentage, other than in the case of a decrease for a majority of similarly situated executives of the Company;

               (iii) a reduction in the Executive's participation in the Company's benefit plans and policies to a level materially less favorable to the Executive unless such reduction applies to a majority of the senior level executives of the Company; or

               (iv) the announcement of the relocation of the Executive's primary place of employment to a location 50 or more miles from the current headquarters.

          (z) "Gross-Up Payment" has the meaning specified in Section 11.

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

          (aa) "Initial Employment Term" has the meaning specified in Section 2.

          (bb) "Initial Grant" has the meaning set forth in Section 4(c).

          (cc) "IPO" has the meaning specified in the Stockholders Agreement.

          (dd) "ISO" has the meaning specified in Section 11.

          (ee) "Merger" has the meaning specified in the second recital of this Agreement.

          (ff) "Merger Agreement" has the meaning specified in the second recital of this Agreement.

          (gg) "Merger Cos" has the meaning specified in the second recital of this Agreement.

          (hh) "Merger Co 1" has the meaning specified in the second recital of this Agreement.

          (ii) "Merger Co 2" has the meaning specified in the second recital of this Agreement.

          (jj) "Merger Co 3" has the meaning specified in the second recital of this Agreement.

          (kk) "MOP" means the Company's 2006 Management Option Plan, as may be amended from time to time.

          (ll) "National Firm" has the meaning specified in paragraph 1 of EXHIBIT C attached hereto.

          (mm) "Option Rights" has the meaning specified in the MOP.

          (nn) "Payment" has the meaning specified in Section 11.

          (oo) "Payment Period" means the two-year period following the later of
(i) the Executive's date of termination of employment with the Company or (ii) the first business day after the date that is six (6) months following the date of the Executive's separation from service with the Company to the extent required in order to avoid the imposition of taxes or penalties under Code
Section 409A.

          (pp) "Purchased Shares" has the meaning specified in Section 8(b).

          (qq) "Release" has the meaning specified in the introductory paragraph of EXHIBIT B attached hereto.

          (rr) "Renewal Term" has the meaning specified in Section 2.

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

          (ss) "Reporting Person" has the meaning specified in Section 3(a).

          (tt) "Restricted Period" has the meaning specified in Section 13.

          (uu) "Revocation Date" has the meaning specified in paragraph 3 of EXHIBIT B attached hereto.

          (vv) "Rollover Option" has the meaning specified in Section 8(a)(ii).

          (ww) "Spread" means the difference, if any, between (i) $37.000 and
(ii) the per-share exercise price of a Company Stock Option (taking into account any reduction as provided in Section 8(a)(ii)).

          (xx) "Stockholders Agreement" means the Stockholders Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, the Executive, and other signatories thereto executed in connection with the Merger, as may be amended from time to time.

          (yy) "Stock Option" means an Option Right or a Rollover Option.

          (zz) "Subsidiary" shall mean any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.

          (aaa) "Successor" has the meaning specified in Section 17(a).

          (bbb) "Target Bonus Percentage" has the meaning specified in Section 4(b).

          (ccc) "Termination Payments" has the meaning specified in Section
10(a).

          (ddd) "UICI Affiliates" has the meaning specified in paragraph 1 of EXHIBIT B attached hereto.

          (eee) "Underpayment" has the meaning specified in paragraph 1 of EXHIBIT C attached hereto.

     25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.


                                         /s/ Mark Hauptman
                                         ______________________________________
                                         Mark Hauptman


                                         UICI


                                         By: /s/ Glenn W. Reed
                                            ___________________________________
                                            Glenn W. Reed
                                            Executive Vice President
                                            and General Counsel

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